Exhibit 99.2

Q2-09 Earnings call

Jane Todd Introduction

Thank you Eric.

Good afternoon. I would like to welcome everyone to SMTC’s second quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent filings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John Caldwell.

John Caldwell

Thanks Jane. Good afternoon everyone.

As is our customary practice, I will provide some high level comments on our second quarter performance then Jane will take you through our results in more detail. I will then briefly discuss what may lie ahead, followed by a question period.

Our second quarter results were released today after the market close. For those who have seen the release, you will note that although our revenue continued to be heavily impacted by the global recession, we were both profitable and cash positive.

In the second quarter, we completed the closure of our Boston facility and successfully transitioned several customers to our Mexico site. Accordingly, our second quarter financial statements reflect the Boston operations as discontinued.

As expected, our second quarter revenue from continuing operations at $39.2 million was 13% sequentially lower than the first quarter and 28% below the comparable quarter last year. Revenue for the quarter was affected by two

Q2-09 Earnings call

factors. First, the recessionary affect on our customer’s end markets was severe. Virtually all of our customer products are sold into capital expenditure budgets of their customers. In a recession, those budgets are typically significantly reduced. The second factor that impacted our quarterly revenue was customers further reducing inventories to balance their demand and preserve cash. Importantly, we did not lose share of wallet with any customers. Seven of our top ten customers reduced their orders in the second quarter.

Despite lower revenue in the quarter, we were profitable. In the first quarter, we took pre-emptive actions to lower costs through various initiatives including a 23% headcount reduction. These actions lowered our break even revenue level to under $40 million.

Like our customers, we were prudent in managing working capital, resulting in positive cash generation of approximately $400,000.

We consider our second quarter results satisfactory given the current economic environment.

With these comments, Jane will provide more in-depth comments on our second quarter results.

Jane Todd

Thanks John.

As John stated, second quarter results were adversely affected by the global recession as several SMTC customers experienced end market contraction and significant inventory corrections. The Company’s revenues at $39.2 million declined 13% sequentially and 28% compared with Q2 of 2008. Industry comparatives remains consistent with SMTC’s experience as the majority of EMS companies are reporting double digit year over year declines. For the quarter, the Company recorded a net loss of $3.4 million. This loss includes a loss from discontinued operations at our Boston facility of $3.8 million which, as discussed last quarter, was closed at the end of this quarter. I will address this in more detail shortly. Continuing operations posted a modest profit of approximately $400 thousand compared to a loss from continuing operations of $720 thousand in the same quarter of 2008 and a loss from continuing operations of $884 thousand in the first quarter of this year which included a restructuring charge. As a result of reduced revenue, we took aggressive steps to reduce our cost base in the first quarter while still maintaining our capability to support our customers. We will continue to manage costs carefully. While the second quarter was a challenging quarter in light of the continued economic pressures, through cost containment initiatives we were successful in reducing our breakeven revenue level to approximately $40 million, depending on mix of business, from approximately $60 million two quarters ago.

Q2-09 Earnings call

As a result of the closure of Boston, the Company recorded this business as a discontinued operation in this quarter and comparative prior periods. You will recall that as a result of lower revenue in Boston and excess capacity, Boston was sustaining significant operational losses. It became clear that capacity had to be reduced and, from a strategic perspective, the Company required capacity in a lower cost region, hence the Company built this capability in Mexico. In the first quarter, the Company announced the planned closure of the Boston site and consolidation of production into Mexico. During the quarter, the Company recorded a loss of $3.8 million related to the discontinued Boston business, of which $1.4 million related to losses from the operations and $2.6 million related to closure costs for the termination of the lease, severance and other shut down costs, somewhat offset by a gain on the sale of equipment. We expect to take further severance and other charges in Q3 in the neighbourhood of $300 thousand for staff that have been retained to close the Boston facility. These charges will be classified as losses from discontinued business.

Revenue decreased $15.1 million, or 28.9%, from $54.3 million for the second quarter of 2008 to $39.2 million for the second quarter of 2009 as many of SMTC’s long standing customers’ end markets continued to be impacted by the global recession, significant inventory corrections and a production ramp as business was transitioned to the China operation in the second quarter of 2008. New business from several newer customers has had a positive impact, driven by increases for Crestron Electronics as they ramped subsequent to the second quarter of 2008. The decline in revenue was not a result of any loss of customers.

The reclassification of Boston as a discontinued operation resulted in the revenues of this business of $4.2 million in the second quarter being excluded from reported revenues, this compares to $12.1 million in the second quarter of 2008. A number of Boston customers transitioned primarily to Mexico, and the Company is disengaging with several customers in Boston whose production requirements are best suited for local supply. Those transitioned customers have been severely impacted by the recession. As such, ongoing revenues are expected to be modest. (For transitioned Boston business).

During the second quarter of 2009, revenue from the industrial sector decreased compared with the same quarter of 2008; $29.7 million for the second quarter of 2009 compared with $42.3 million for the same period in 2008, a result of the economically based decline referred to by our industrial customers. Accordingly, revenue from the industrial sector represented a decreased share of our business at 75.8% of revenue in the second quarter of 2009, compared with 78.0% of revenue in the second quarter of 2008.

Q2-09 Earnings call

Revenue from the communications sector decreased compared with the same quarter of 2008; $2.9 million for the second quarter of 2009 compared with $5.7 million in 2008, which represented 7.4% of revenue in the second quarter of 2009, compared with 10.5% of revenue in the second quarter of 2008 largely due to economically driven reductions in customer business levels. Revenue from the networking and enterprise computing sector increased compared with the same quarter of 2008; $6.6 million for the second quarter of 2009 compared with $6.2 million in 2008, which represented 16.8% of revenue in the second quarter of 2009, up from 11.5% of revenue in the second quarter of 2008, largely due to a longstanding customer increasing orders year over year and the addition of one of our new customers to this category. Our top ten customers accounted for 91.8% of the quarter’s total revenue, largely unchanged from 91.7% of last year.

Gross margin for the quarter was $4.0 million or 10.2% compared with $4.5 million or 8.3% for Q2 2008 and $3.9 million or 8.8% last quarter. Margins were positively impacted by profit improvement initiatives implemented in the first quarter of 2009.

In the quarter, selling, general and administrative costs were $3.1 million compared with $3.7 million a year earlier and $3.9 million for the same period last quarter. The decrease was primarily due to staff and other reductions.

Interest expense continues to decrease from $762 thousand a year ago to $539 thousand due to reduced debt levels and lower market interest rates.

On an EBITDA basis, we generated $1.6 million compared with $1.5 million in Q2 2008 and $1.4 million in Q1 for the reasons discussed earlier.

We continue to focus on cash and manage working capital tightly. We generated $0.4 million in cash from operations in the quarter. Net debt decreased modestly by $0.5 million to $17.4 million in this quarter.

Capital investments continue to be managed carefully, with selective spending largely related to support customer requirements. Capital investment in the quarter was limited to $117 thousand; this will marginally increase as we bring in new equipment to support additional needs of new customers. Overall, our debt levels remain low and we expect to further reduce debt further during the back half of the year.

Q2-09 Earnings call

We lowered inventory to $27 million or 71 days from $30 million or 60 days last quarter, as we reduced inventory as a result of lower revenue levels and inventory management. Days inventory is largely impacted by inventory related to the Boston business but revenue from discontinued operations is not factored into the calculation. Average inventory for the quarter was reduced by $7 million, helping to reduce average debt and related interest costs. We continue to work with our customers and vendors to manage inventory levels.

Accounts receivable was $27 million or 61 days, largely unchanged from an absolute dollar basis from the prior quarter at $28 million or 53 days. Days increased as a larger portion of shipments were made toward the later part of the quarter compared to Q1 of this year and as a result of the Boston discontinued business.

Accounts payable was $28 million, reduced from $32 million last quarter reflecting the reduction in business levels. Days were increased from 69 days to 73 days reflecting timing of payments in the quarter and the impact of the discontinued business.

Let me now turn the call back over to John.

John Caldwell

Thank you Jane.

Several quarters ago, because of limited market visibility, and continuing economic instability we stated we are no longer providing detailed guidance.

While there are a few hopeful signs of recovery, we are not planning for significant change in the second half of the year. We believe it is prudent to continue to maintain our current cost structure but be sufficiently flexible to meet increased demand should that occur.

As we stated in our press release, we have several new customers that will begin to ramp production in the second half of this year that should result in a modest revenue boost. Importantly, we believe these new customers will produce meaningful incremental revenue as they reach full production levels in 2010.

Although our business has been reduced due to the continuing recession and the closure of our Boston site, our margin levels are satisfactory. We believe we can leverage our present cost position as future revenues expand to produce higher profits and satisfactory returns.

With these comments, we would now like to open the lines for questions.

Thank you.